Quaker Investment Trust

Amendment of the
 Amended and Restated Declaration of Trust dated May 13, 2009
THIS AMENDMENT ("Amendment") to Schedule A of the Amended and Restated Declaration of Trust (the "Trust Document") dated May 13, 2009 of Quaker Investment Trust (the "Trust"), is made as of the 28th day of June, 2018.
WHEREAS, Section 12.7 designates the principal place of business for the Trust and such principal place of business has changed; and
WHEREAS, the Quaker Event Arbitrage Fund has been reorganized into another registered investment company; and
WHEREAS, the Trust's shareholders have elected a new Board of Trustees.
NOW, THEREFORE, the Trust Document is hereby amended as follows to reflect the foregoing changes:

1. Section 12.7 of the Trust Document shall be replaced in its entirety with the following:

"Address of principal place of business.  The address of the principal place of business of the Trust is: 2500 Weston Road, Suite 101, Weston, FL 33331."

2. Schedule A to the Trust Document shall be deleted and replaced in its entirety with the following:
Schedule A
Instrument Establishing and
 Designating Series and Classes
As required by Section 6.2 of the Amended and Restated Declaration of Trust dated May 13, 2009 (the "Trust Document") of Quaker Investment Trust (the "Trust"), the following series and classes of the Trust have been established and designated by a majority of the Board of Trustees of the Trust.
Series	Classes	Additional Rights and Preference Not Included in the Trust Document
Quaker Strategic Growth Fund	Class A Class C Institutional Class	None
Quaker Global Tactical Allocation Fund	Class A Class C Institutional Class	None
Quaker Mid-Cap Value Fund	Class A Class C Institutional Class	None
Quaker Small-Cap Value Fund	Class A Class C Institutional Class	None

Any series not listed above that was previously established and designated by the Trust's Board of Trustees is hereby terminated pursuant to the vote of the Trust's Board of Trustees and the series' shareholders, as applicable.

3. The Addendum to the Trust Document is deleted in its entirety and replaced with the following:

Addendum

Names and Addresses of Trustees
 of Quaker Investment Trust

Name of Trustee	Address
James R. Brinton	2500 Weston Road, Suite 101 Weston, FL 33331
Alyssa Greenspan
Everett T. Keech
Gary R. Shugrue
Warren West

* * *

The foregoing Amendment shall be effective on June 28, 2018.

IN WITNESS WHEREOF, on behalf of the Trust's Board of Trustees, the undersigned secretary of the Trust has executed this Amendment on the effective date and has caused such Amendment to be filed with the Corporations Division of the Commonwealth of Massachusetts.

/s/Todd Cohen Todd Cohen Secretary Quaker Investment Trust